Exhibit 10.15
SHAREHOLDER TRUST AGREEMENT

This agreement was undersigned by both parties on October 10, 2006 in Hailun City, Heilongjiang Province:

Party A: Henan Zhongpin Food Share Co., Ltd.
Legal Address: No. 21 Changshe Road, Changge City, Henan Province
Legal Representative: Zhu Xianfu

Party B: Liu Chaoyang
Address: No. 21 Changshe Road, Monk Bridge Town, Changge City, Henan Province
ID No.: 411022720520723

WHEREAS:

1.   In accordance with the “Company Law in the People’s Republic of China”, Party A plans to invest 1 million RMB to set up a wholly-owned single member limited liability company, Heilongjiang Zhongpin Food Co., Ltd. (hereinafter referred to as “Heilongjiang Zhongpin”). In fact, however, during the registration process for Heilongjiang Zhongpin, the Administration for Industry and Commerce in Hailun City, Heilongjiang Province required that there must be two or more shareholders to establish Heilongjiang Zhongpin.

2.   After several negotiations between Party A and the Administration for Industry and Commerce in Hailun City, Heilongjiang Province, the request for a single member limited liability company has not yet been approved. As a result, in order to establish Heilongjiang Zhongpin, Party A plans to entrust Party B as a nominal shareholder of Heilongjiang Zhongpin together with Party A to form Heilongjiang Zhongpin. On behalf of Party A, Party B holds 10% of the equity capital of Heilongjiang Zhongpin (a total investment of 100,000 RMB).

3.   Party B agrees to accept this consignment to be the nominal shareholder for Heilongjiang Zhongpin, holding 10% of the equity capital of Heilongjiang Zhongpin (for a total investment of 100,000 RMB) on behalf of Party A.

THEREFORE, based on the principle of equality and mutual benefit, after friendly negotiation, both Parties agree to reach an agreement for Party A entrusting Party B to hold its equity as follows, in order to comply and implement together:

Section One:  Entrusting Content

1.1.     Party A voluntarily entrusts Party B as the nominal shareholder of a 100,000 RMB investment of Heilongjiang Zhongpin, equaling 10% of the equity capital of Heilongjiang Zhongpin.  Party B shall, on Party A’s behalf, hold 10% of the equity capital of Heilongjiang Zhongpin (hereinafter referred to as the “Substitute Equity Capital”). To comply with Party A’s instructions, Party B exercises the relevant rights of shareholders.

1.2.     Party A has the right to terminate this agreement at any time by notifying Party B. Upon receipt of the notice from Party A, Party B shall take the approach specified by Party A (including but not limited to volunteer donation, or to take 1.00 RMB as an equivalent or methods such as naked transfer, etc.), during its stipulated period, to transfer the Substitute Equity Capital to Party A or another third party specified by Party A.

1.3.     Party B voluntarily accepts the above-mentioned entrustment from Party A, holding the Substitute Equity Capital on Party A’s behalf.  Party B shall exercise the relevant rights for shareholders in accordance with Party A’s instructions, and Party B entirely agrees with the arrangement set forth in this agreement.

1.4.     Both sides agree that, except as set forth in Item 4.6, Party A shall pay the total amount of 1.00 RMB as an equivalent for the entrustment under this agreement. The payments shall be made on the effective date of this agreement.

Section Two:  Entrusting Scope

Party A entrusts Party B with the follows rights and obligations:

1.    Based on Party A’s instructions, during Heilongjiang Zhongpin’s establishment process, Party B shall use its own name to invest 100,000 RMB of Party A to carry out the investment procedures for Heilongjiang Zhongpin, shall sign legal documents related to the establishment of Heilongjiang Zhongpin and shall conduct corresponding legal procedures.

2.    Based on Party A’s instructions, those who registered as the shareholders of Heilongjiang Zhongpin shall sign their names on its shareholders’ list and exercise the right to vote as Heilongjiang Zhongpin’s shareholders.

3.    Based on Party A’s instructions, those appointed as Heilongjiang Zhongpin’s Directors or Supervisors shall exercise the right to vote as Directors or Supervisors.

4.    Based on Party A’s instructions, Party B shall exercise the other rights of shareholders authorized by the “Company Law in the People’s Republic of China” and Heilongjiang Zhongpin’s stipulations.

Section Three:  Entrusting Period

The entrusting period is from the effective date of this agreement to the termination date explicitly notified from Party A to Party B.

Section Four:  Party A’s Rights and Obligations

4.1.          Party A, as the actual investor and holder of the Substitute Equity Capital, has the actual and final right to dispose of the Substitute Equity Capital (including but not limited to transfer, donation or pledge, etc.) and to obtain the proceeds earned from Substitute Equity Capital, has the actual right of shareholders of Heilongjiang Zhongpin, and has the actual and final right to make decisions and take control of all matters of Heilongjiang Zhongpin.

4.2.          Party A has the right, based on its own judgement, to give instructions at any moment as to the rights stipulated by Section Two to Party B. Party B shall implement such instructions unconditionally.

4.3.          Party A has the right, based on its own judgement, to take the approach specified by Party A (including but not limited to volunteer donation, or to take 1.00 RMB as an equivalent or methods such as naked transfer, etc.), to transfer the Substitute Equity Capital to Party A or a specified third party. On that occasion, Party B shall unconditionally execute the relevant legal documents required and the relevant legal procedures to be implemented.

4.4.          Party A owns the right, based on its own judgement, to dissolve the entrustment of Party B at any time, and ask Party B to transfer the Substitute Equity Capital to Party A or a specified third Party in compliance with Item 4.3.

4.5.          Party A, pursuant to this agreement, holds the right to supervise and rectify Party B’s improper entrusted conduct, and to ask for a compensation of losses resulting from Party B’s neglectful entrustment.

4.6.          All expenditures, taxes relating to the formation and daily operation of Heilongjiang Zhongpin, as well as all expenditures made by Party B to comply with its obligations contained in Section Two of this agreement and expenditures to implement this agreement, shall be assumed by Party A.

4.7.          All legal risks and investment risks related to the establishment and daily operation of Heilongjiang Zhongpin, shall be assumed by Party A.

Section Five:    Party B’s Rights and Obligations

5.1.         Party B, entrusted by Party A, shall use its own name to hold the Substitute Equity Capital. As a nominal holder of the Substitute Equity Capital, all the rights of Party B are derived from the entrustment from Party A to Party B and the terms and conditions of this agreement. Party B does not possess any right as a shareholder of Heilongjiang Zhongpin, including the right to dispose of or earn profits with respect to the Substitute Equity Capital or the right to make decisions or control the affairs of Heilongjiang Zhongpin.

5.2.         Without written authorization from Party A, Party B shall not transfer or dispose of the Substitute Equity Capital or the proceeds earned from the Substitute Equity Capital, pledge the Substitute Equity Capital, nor implement any other conduct that may harm Party A or Heilongjiang Zhongpin.

5.3.         As assignee, Party B holds the right, pursuant to Party A’s instruction, to exercise the rights stipulated by Section Two of this agreement as a nominal shareholder. However, Party B shall not use its identity as a nominal shareholder to pursue its selfish interest or in any way that may result in an adverse impact on Party A or Heilongjiang Zhongpin.

5.4.         Without the prior written consent of Party A, Party B shall not at any time entrust the Substitute Equity Capital or the rights specified by Section Two of this Agreement to a third party.

5.5.         Party B shall, based on Party A’s instruction at any moment, transfer the Substitute Equity Capital to Party A or a third party specified by Party A, according to the provisions of Items 4.3 and 4.4.

Section Six:      Legal Force

6.1.        Upon the signature and seal from Party A’s legal representative and Party B’s signature, this agreement shall be effective.

6.2.        If this agreement shall be rendered null and void from pursuant any laws, regulations, policy changes or government supervision, neither party bears any compensation liability to the other party. The parties shall, however, based on any solution proposed by Party A, immediately take corresponding measures to avoid or reduce any loss for both.

Section Seven:  Confidentiality

7.1.        Both parties agree and urge the relevant insiders to assume a strict duty of confidentiality with regard to all items under this agreement and issues relating to the entrusted shareholding. Except as by specific stipulation of law, or as required by the judiciary or government departments or by mutual consent, both sides shall not make any disclosures to any third party, or else bear the corresponding legal responsibility.

7.2.        The obligation of confidentiality on the parties is permanent, and shall survive the termination of this agreement.

Section Eight:  Breach of Faith

Upon entering this agreement, the two sides shall fulfill the obligations under this agreement. Any party that does not carry out or inadequately implements the stipulated obligations of this agreement shall bear the corresponding liability for breaching this agreement and shall compensate the losses of the other party accordingly.

Section Nine:  Laws and Dispute Settlement

9.1.        The subscription, operation, explanation, implementation and dispute settlement under this agreement shall be in accordance with the laws and regulations of the People’s Republic of China.

9.2.        As for any dispute under the agreement, both parties shall first attempt friendly negotiation. If this fails, either party shall be entitled to submit arbitration to the Beijing Arbitration Commission. The arbitration is final and binding on both sides.

Section Ten:  Supplementary Articles

10.1.      The titles used in this agreement are only used as descriptions and shall not be interpreted as an explanation of terms.

10.2.      Upon execution, if both parties sign a supplementary agreement related to this entrusted shareholding, it shall be regarded as a valid component of this agreement and shall have the same legal effect. If the supplementary agreement is not in line with this one, the supplementary one shall control. If there are several supplementary agreements, the agreement entered into last shall control.

10.3.      There are two copies of this agreement and each party shall have one copy with equal legal force.

10.4.      The two sides have signed this agreement on the date listed on the first page as evidence.

(Signature page, no text below)

Party A: Henan Zhongpin Food Share Co., Ltd.

- Seal -

Legal Representative: Zhu Xianfu

/s/ Zhu Xianfu

Party B: Liu Chaoyang

/s/ Liu Chaoyang